Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TII Network Technologies, Inc.:

We consent to the incorporation by reference in registration statements (Nos. 33-64965, 33-64967, 333-47151, 333-68579, 33-70714, 33-70716, 333-120509, 333-134224 and 333-145681) on Form S-8 of TII Network Technologies, Inc. and subsidiaries of our report dated March 31, 2008, relating to the consolidated balance sheets of TII Network Technologies, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2007, the six months ended December 31, 2005 and the fiscal year ended June 24, 2005, and the related financial statement schedule (Schedule II), which report appears in the December 31, 2007 Annual Report on Form 10-K of TII Network Technologies, Inc.

As discussed in our report dated March 31, 2008, the Company changed its method of quantifying errors in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in the Current Year Financial Statements, effective December 31, 2006, and adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, effective June 25, 2005.

/s/ KPMG LLP

Melville, NY

March 31, 2008